Exhibit 99.1

PRESS RELEASE –FOR RELEASE ON JAN 13

eGain appoints ex-CTO of Avaya to its Board of Directors

Sunnyvale, CA (January 13, 2015): eGain (NASDAQ: EGAN), the leading provider of cloud customer engagement solutions, today announced that Brett Shockley has joined its board of directors, effective January 12, 2015. Mr Shockley is a serial entrepreneur and senior business executive, known for growing startups and driving transformational change in established businesses.

Ashu Roy, eGain’s CEO, said, “We are delighted to welcome Brett to our Board. He brings a unique perspective that combines deep technology awareness, entrepreneurial instincts, and a wealth of business experience. He will guide us in building strategic partnerships and seeing beyond the bend in the digital transformation of contact centers.”

Mr Shockley commented, “I am very excited to join the eGain Board. eGain is uniquely positioned to help enterprises easily engage their customers in an omnichannel world. I look forward to partnering with Ashu and his team.”

Mr Shockley most recently served as Senior Vice President and Chief Technology Officer at Avaya, a leading global provider of next-generation business collaboration and communications solutions. At Avaya, he was responsible for Corporate Strategy and Development (including mergers and acquisitions), Emerging Products, and Avaya Labs Research. Prior to Avaya, he founded Spanlink Communications and Calabrio, both innovative providers of contact center technology and services. He has also served as VP and General Manager of the Customer Contact Business unit at Cisco Systems.

About eGain

eGain customer engagement solutions power digital transformation for leading brands. Our top-rated cloud applications for social, mobile, web, and contact centers help clients deliver connected customer journeys in an omnichannel world. To find out more about eGain software, visit http://www.egain.com/investors/

Headquartered in Sunnyvale, California, eGain has operating presence in North America, EMEA, and APAC. To learn more about us, visit www.eGain.com or call our offices: +1-800-821-4358 (US), +44-(0)-1753-464646 (EMEA), or +91-(0)-20-6608-9200 (APAC).

Cautionary Note Regarding Forward-Looking Statements. This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other matters, statements about the Company’s market opportunities, statements referring to organizational changes, changes as a result of risks related to our business in general and other risks detailed from time to time in eGain’s filings with the Securities and Exchange Commission, including eGain’s annual report on Form 10-K filed on September 12, 2014, and eGain’s quarterly reports on Form 10-Q, which are available on the Securities and Exchange Commission’s Web site at www.sec.gov. These forward-looking statements are based on current expectations and speak only as of the date hereof. The Company assumes no obligation to update these forward-looking statements.

PRESS RELEASE –FOR RELEASE ON JAN 13

eGain, the eGain logo, and all other eGain product names and slogans are trademarks or registered trademarks of eGain Corp. in the United States and/or other countries. All other company names and products mentioned in this release may be trademarks or registered trademarks of the respective companies.

EGAIN

Charles Messman, VP Finance

Phone: 408-636-4500

Email: iregain@egain.com

MKR GROUP INVESTOR RELATIONS

Todd Kehrli or Jim Byers

Phone: 323-468-2300

Email: egan@mkr-group.com